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                          May 11, 2023

       John Campi
       Chief Executive Officer
       SKYX Platforms Corp.
       2855 W. McNab Road
       Pompano Beach, Florida 33069

                                                        Re: SKYX Platforms
Corp.
                                                            Registration
Statement on Form S-3
                                                            Filed May 5, 2023
                                                            File No. 333-271698

       Dear John Campi:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing